Exhibit 10.1
AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED EMPLOYEE EXCESS BENEFIT AGREEMENT
          _____________ (the “Employee”), and THE TIMKEN COMPANY (“Timken”), an Ohio corporation having its principal offices at Canton, Ohio hereby agree to amend the Amended and Restated Employee Excess Benefit Agreement, dated December 22, 2008 (the “Agreement”) between the Employee and Timken as set forth in this Amendment No. 1.
     1. Section 1(c) of the Agreement is hereby amended by inserting the following new sentences at the end of second paragraph of Section 1(c):
‘‘‘Continuous Service’ shall mean the Employee’s years of ‘Continuous Service’ as determined under the applicable Retirement Plans or Savings Plans as of the Employee’s Termination of Employment or, if earlier, death. Notwithstanding any provision to the contrary, for purposes of the ratio set forth in the first paragraph of this Section 1(c), if an Employee who has been an elected officer of Timken for five or more years but who has less than 10 years of Continuous Service experiences an involuntary Termination of Employment as a result of a layoff and such Termination of Employment is not for Cause (as defined in Section 2(b), below), the Employee will be credited, as of Employee’s Termination of Employment, with the lesser of (III) two additional years of Continuous Service or (IV) the number of years of Continuous Service necessary for the Employee’s total years of Continuous Service to equal 10.”
     EXECUTED this 31st day of August, 2009.

THE TIMKEN COMPANY

[Employee]	William R. Burkhart Senior Vice President & General Counsel